                                                                    Exhibit 2.1


                         DATED April 9, 2001






                         M H WILLSTROP AND OTHERS                  (1)

                         and

                         I-MANY INC                                (2)







                  ------------------------------------------------------
                  SHARE PURCHASE AGREEMENT
                  relating to the sale and purchase of the whole of the issued share capital of BCL Vision Limited
                  ------------------------------------------------------

                                    CONTENTS


1      INTERPRETATION.........................................................................................3

2      SALE AND PURCHASE......................................................................................8

3      CONSIDERATION..........................................................................................8

4      COMPLETION.............................................................................................9

5      WARRANTIES............................................................................................12

6      REGISTRATION RIGHTS AND LOCK UP.......................................................................14

7      RESTRICTIVE COVENANTS.................................................................................17

8      CONFIDENTIALITY AND USE OF NAMES......................................................................19

9      OPTION POOL...........................................................................................19

10     FURTHER ASSURANCE.....................................................................................20

11     ANNOUNCEMENTS.........................................................................................20

12     COSTS.................................................................................................20

13     VARIATIONS............................................................................................20

14     TIME OF THE ESSENCE...................................................................................20

15     REMEDIES..............................................................................................20

16     ASSIGNMENT............................................................................................21

17     SEVERANCE.............................................................................................21

18     ENTIRE AGREEMENT......................................................................................21

19     INTEREST..............................................................................................21

20     COMPETITION...........................................................................................22

21     NOTICES...............................................................................................22

22     COUNTERPARTS..........................................................................................22

23     THIRD PARTY RIGHTS....................................................................................22

24     GOVERNING LAW.........................................................................................23

SCHEDULE 1

         Part 1 - Sellers' holdings

         Part 2 - Details of the Company

                                       i

         Part 3 - Subsidiaries of the Company


SCHEDULE 2

         Part 1 - Warranties

         Part 2 - Buyer Warranties

         Part 3 - Provisions for the protection of Sellers

SCHEDULE 3

         Part 1 - Brief description of the Property

         Part 2 - Leases or Licences vested in the Company

         Part 3 - Leases, Tenancies and Rights of Occupation of third parties

         Part 4 - Present use of each of the Properties

SCHEDULE 4

         Intellectual Property

         Part 1 - Registered Intellectual Property Rights

         Part 2 - Licences of Intellectual Property granted by the Group

         Part 3 - Licences of Intellectual Property granted by third parties to the Group

SCHEDULE 5 Earn Out Consideration

SCHEDULE 6 Option Pool


DATE OF AGREEMENT                                                          2001

PARTIES

(1) M H WILLSTROP AND OTHERS whose names and addresses are set out in column 1 of Part 1 of Schedule 1 (the "SELLERS")

(2) I-MANY INC a Delaware US corporation whose principal place of business is at 5th floor, 537 Congress Street, Portland, Maine 07101, USA (the "BUYER")

INTRODUCTION:

A The Sellers are the legal and beneficial owners of the whole of the issued share capital of the Company (as defined below).

B The Sellers have agreed to sell the whole of the issued share capital of the Company to the Buyer on the terms of this agreement.

IT IS AGREED THAT:

1        INTERPRETATION

1.1 In this agreement, unless the context otherwise requires, the following words and expressions shall bear the following meanings.

         "ASSOCIATE" means any person, firm or company which is a connected person (as defined in section 839 ICTA) of any of the Sellers, or which is an associated company of any of the Sellers within the meaning of section 416 ICTA.

         "BUSINESS DAY" means any day other than Saturdays, Sundays and Bank Holidays during which clearing banks are open for business in the City of London.

         "BUYER COMMON STOCK" means shares of common stock, $0.001 par value per share in the capital of the Buyer.

         "BUYER REPORTS" means all reports and other documents required to be filed by the Buyer since 11 July 2000 under the Exchange Act or the Securities Act.

         "BUYER'S GROUP" means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer or any entity with or into which the Buyer is merged or consolidated under US law, from time to time.

         "BUYER'S SOLICITORS" means Hammond Suddards Edge of Trinity Court, 16 John Dalton Street, Manchester M60 8HS.

         "CA 1985" means the Companies Act 1985, as amended.

         "COMPANY" means BCL Vision Limited, brief details of which are set out in Part 2 of Schedule 1.

         "COMPLETION" means completion of the sale and purchase of the Shares in accordance with clause 4.

         "CONDUCTING MEDIA" means sewer systems, drains, sewers, trenches, pipes, conduits, sumps, flowlines and other Conducting Media.

         "CONFIDENTIAL BUSINESS INFORMATION" means all or any information of a confidential nature and not publicly known which is owned by a Group Company or which is used in or otherwise relates to the business, customers or financial or other affairs of any Group Company, including, without limitation, information relating to:

         (a) the business methods, corporate plans, management systems, finances, new business opportunities or development projects of any Group Company; or

         (b) the marketing or sales of any past or present or future products, goods or services of any Group Company including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

         (c) future projects, business development or planning, commercial relationships and negotiations; or

         (d) any trade secrets or other information relating to the provision of any product or service of any Group Company.

         "CONSIDERATION SHARES" means the 690,000 shares of Buyer Common Stock to be issued and allotted to the Sellers subject to the terms of this agreement and having an aggregate value at the Issue Price of US$6,900,000.

         "EARN OUT CONSIDERATION" means the aggregate value (at the Issue Price) of the Earn Out Consideration Shares which is payable to the Sellers in accordance with Schedule 5.

         "EARN OUT CONSIDERATION SHARES" means such number of Buyer Common Stock to be allotted and issued to the Seller at the Issue Price in accordance with Schedule 5.

         "DISCLOSURE LETTER" means the letter of even date herewith in the agreed form from the Sellers to the Buyer disclosing information constituting exceptions to the Warranties and details of other matters referred to in this agreement.

         "EC TREATY" means the Treaty of Rome 1957, as amended to become the Treaty establishing the European Community.

         "ENVIRONMENT" means:

         (a) land, including without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

         (b) water, including, without limitation, coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

         (c) air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground; and

         (d)   any living systems or organisms supported by the media set out in
               (a), (b) or (c) above.

         "ENVIRONMENTAL LAW" means all European Community, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, regulations, notices, standards having force of law, relevant clean-up standards, judgments, decrees or orders, codes of practice, the requirements and conditions of all Environmental Permits, both express and implied covenants, agreements, circulars, guidance notes (statutory or otherwise), judicial and administrative interpretations of each of the foregoing concerning (without limitation) the protection of human health or the Environment or the conditions of the work place and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, as enacted, amended, replaced or supplemented from time to time.

         "ENVIRONMENTAL PERMITS" means any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, exemptions, variations, renewals and amendments and other authorisations and approvals required or provided under Environmental Law.

         "ENVIRONMENTAL REGULATOR" means any governmental entity or other public or quasi public authority or privatised utility having responsibility for any matters concerning the Environment or Environmental Law.

         "ESCROW AGREEMENT" means the agreement in agreed form between the Sellers the escrow agent named therein and the Buyer relating to the Escrow Shares.

         "ESCROW SHARES" means 100,000 of the Consideration Shares having an aggregate value at the Issue Price of $1,000,000 to be subject to the Escrow Agreement.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934 (as amended).

         "FA" means Finance Act.

         "GROUP" means the Company and the Subsidiary.

         "GROUP COMPANIES" means the Company and the Subsidiary "GROUP COMPANY" means each of such companies and/or any one of them as the context requires.

         "HAZARDOUS SUBSTANCE" means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) whether alone or in combination with any other substance capable of causing harm to man or any other living organism supported by the Environment or which restricts or makes more costly the use, development, ownership or occupation of the Properties or is capable of damaging the Environment or human health or welfare including but not limited to asbestos or any controlled, special, hazardous, toxic or dangerous chemical, substance or waste.

         "ICTA" means the Income and Corporation Taxes Act 1988.

         "INTELLECTUAL PROPERTY" means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for any applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

         "INTELLECTUAL PROPERTY RIGHTS" means all the Intellectual Property owned by any Group Company or used or entitled to be used by any Group Company in or in connection with its business in the manner in which it is carried on as at the date of this agreement, other than the Registered Intellectual Property Rights.

         "ISSUE PRICE" means $10 per share of Buyer Common Stock.

         "LAST ACCOUNTS" means the audited balance sheet of each Group Company as at the Last Accounts Date and the audited profit and loss account of each Group Company made up to the Last Accounts Date and (in the case of the Company) the audited consolidated balance sheet of the Company Group as at such date and the audited consolidated profit and loss account of the Company Group for such period and (in each case) the auditor's and the directors' reports and notes thereon.

         "LAST ACCOUNTS DATE" means 30 April 2000.

         "LONDON STOCK EXCHANGE" means London Stock Exchange plc.

         "MANAGEMENT ACCOUNTS" means the unaudited balance sheet and profit and loss account of each Group Company together with the unaudited consolidated balance sheet and profit and loss account and the consolidated Company Group cash flow for the current financial year up to the Management Accounts Date.

         "MANAGEMENT ACCOUNTS DATE" means 28 February 2001

         "NASDAQ" means the National Association of Dealers' Securities Automated Quotations.

         "OPTION POOL" means the 450,000 shares of Buyer Common Stock which are the subject of clause 9 and Schedule 6.

         "PLANNING ACTS" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Compensation) Act 1991, and any other statute or subordinate legislation relating to town and country planning.

         "PROPERTY" means the leasehold property known as ground floor and basement 21 Whitefriars Street, London EC44 8SS, which is occupied by the Company, brief details of which are set out in Part 1 of Schedule 3.

         "REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property owned by any Group Company or used or entitled to be used by any Group Company in or in connection with its business in the manner in which it is carried on as at the date of this agreement and which is the subject of registration (or application for registration) with any competent authority in any jurisdiction.

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the United States Securities Act of 1933 (as amended).

         "SECURITY INTEREST" means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts, or any encumbrance or security interest whatsoever, howsoever created or arising.

         "SELLERS' ACCOUNTANTS" means Thakrar Nagle James, 339 Brighton Road, South Croydon CR2 6EQ.

         "SELLERS' SOLICITORS" means Collins Benson Goldhill of 26/28 Great Portland Street, London W1 W8QT.

         "SERVICE AGREEMENTS" means the service agreements in the agreed form to be entered into with effect from Completion between the Company and each of Messrs Willstrop, Ganatra and Stanley.

         "SHARES" means the 50,400 ordinary shares of (pound)1 each in the capital of the Company, fully paId or credited as fully paid, to be sold by the Sellers in the numbers set out opposite their respective names in Part 1 of Schedule 1.

         "SUBSIDIARY" means the subsidiary of the Company, brief details of which are set out in Part 3 of Schedule 1.

         "TAXATION" has the meaning given to it in the Tax Deed and "TAX" shall be construed accordingly.

         "TAX DEED" means the deed of covenant relating to Taxation, which is in the agreed form.

         "TAXATION AUTHORITY" has the meaning given to it in the Tax Deed.

         "TAXATION STATUTES" includes statutes (and all regulations and arrangements whatsoever made thereunder) whether of the United Kingdom or elsewhere, and whether enacted before or after the date of this agreement, providing for or imposing any Taxation.

         "TAX WARRANTIES" means the warranties in paragraph 8 of Schedule 2.

         "TCGA" means the Taxation of Chargeable Gains Act 1992.

         "UKLA" means the Financial Services Authority acting in its capacity as the UK Listing Authority.

         "VAT" means value added tax.

         "VATA" means the Value Added Tax Act 1994.

         "WARRANTIES" means the warranties and representations set out in Part I of Schedule 2.

1.2 References to any statute, or to any statutory provision, statutory instrument, order or regulation made thereunder, includes that statute, provision, instrument, order or regulation as amended, modified, consolidated, re-enacted, or replaced from time to time, whether before or after the date of this agreement and also includes any previous statute, statutory provision, instrument, order or regulation, amended, modified, consolidated, re-enacted or replaced by such statute, provision, instrument, order or regulation.

1.3 All references to a statutory provision shall be construed as including references to all statutory instruments or orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.4 Unless the context otherwise requires, all words and expressions which are defined in the CA 1985 shall have the same meanings in this agreement.

1.5 References to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any body corporate incorporated in any jurisdiction other than England, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the English statutory provision or English legal term.

1.6 Unless the context otherwise requires, references to the singular include the plural and vice versa, references to any gender include all other genders, and references to "PERSONS" shall include individuals, bodies corporate, unincorporated associations, professions, businesses and partnerships.

1.7 Clause headings are for information only and shall not affect the construction of this agreement.

1.8 The schedules to this agreement shall for all purposes form part of this agreement.

1.9 References to documents in the "AGREED FORM" mean in the form agreed in writing by or on behalf of each of the parties.

1.10 Each agreement, undertaking, covenant, warranty and representation made or given in this agreement, the Tax Deed and any agreement or document entered into pursuant to this agreement by the Sellers shall be deemed for all purposes to be made or given jointly and severally by each of the Sellers.

2        SALE AND PURCHASE

2.1 Subject to the terms and conditions of this agreement, each of the Sellers shall sell with full title guarantee and the Buyer shall purchase the number of Shares set opposite that Seller's name in column
         (2) of Part 1 of Schedule 1 free from any and all Security Interests together with all accrued benefits and rights attaching or accruing to the Shares, including all dividends declared on or after the date of this agreement.

2.2 The Sellers waive all rights of pre-emption (if any) over the Shares to which they may be entitled under the Articles of Association of the Company or otherwise in relation to the sale and purchase of the Shares pursuant to this agreement.

3        CONSIDERATION

3.1 The consideration for the purchase of the Shares shall be a maximum sum of $11,900,000, which shall be satisfied as follows:

         (a) the sum of $6,900,000 which shall be satisfied as to $5,900,000 by the allotment and issue pursuant to clause 4.7(a)(iv) by the Buyer to the Sellers of the numbers of Consideration Shares set out in column 4 of Part 1 of Schedule 1 credited as fully paid and as to $1,000,000 by the delivery into escrow of the Escrow Shares pursuant to clause 3.4 and the Escrow Agreement;

         (b) the sum of $4,000,000 payable on Completion which shall be satisfied by payment to the Sellers of the amounts set opposite their respective names in column 3 of Part 1 of Schedule 1; and

         (c) subject to the conditions set out in Schedule 5, by the payment of the Earn Out Consideration (if any) in accordance with and as determined by Schedule 5.

3.2 The Consideration Shares and the Earn Out Consideration Shares shall rank pari passu in all respects with the existing Buyer Common Stock.

3.3 The Sellers agree that any sums due to all or any of the Sellers pursuant to this agreement shall be paid by the Buyer to the Sellers' Solicitors whose receipt shall constitute a full discharge of the Buyer's obligations to make any such payment and the Buyer shall not be concerned with the application of any such amount between all or any of the Sellers.

3.4

         (a) The Buyer shall deposit at Completion the Escrow Shares otherwise issuable to the Sellers pursuant to Clause 3.1(a) above in escrow subject to the terms of the Escrow Agreement as a partial source of payment for the obligations of the Sellers in respect of their liability for breach of Warranty under clause 5 (Warranties) of this Agreement and/or the Tax Deed.

         (b) The Escrow Shares shall be contributed by the Sellers in the numbers specified in column 6 of Part I of Schedule 1 held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement.

         (c) Any liability of the Sellers pursuant to clause 5 (Warranties) or the Tax Deed shall be paid out of the Escrow Shares (to the extent they are held in escrow) pursuant to the terms and conditions of the Escrow Agreement before recourse to any other source, except for insurance that actually covers such claim.

4        COMPLETION

4.1 Completion shall take place at the offices of the Buyer's Solicitors immediately following execution of this agreement when each of the events set out in clauses 4.2 to 4.7 shall occur.

4.2      At Completion, the Sellers shall deliver to the Buyer:

         (a) duly completed and executed transfers of the Shares in favour of the Buyer or such other person as it directs;

         (b)   the certificates for the Shares;

         (c) a power of attorney from each Seller in the agreed form enabling the Buyer to vote the Shares pending its registration as shareholder;

         (d) duly completed and signed transfers in favour of the Buyer (or as it may direct) of all shares in any member of the Company Group (other than the Company) not registered in the name of the Company and/or any other member of the Company Group, together with the relative share certificates;

         (e)   the Tax Deed duly executed by the Sellers and the Company;

         (f) evidence satisfactory to the Buyer that all charges, debentures and other Security Interests affecting each Group Company (including without limitation all such Security Interests held by Lloyds TSB Bank plc) have not crystallised;

         (g) any waiver, consent or other document necessary to give the Buyer full legal and beneficial ownership of the Shares;

         (h) a deed in agreed form duly executed by Tina Appleby waiving any rights she may have over shares in the capital of the Company; and

         (i) a deed of assignment in agreed form between Messrs Willstrop and Ganatra and the Company relating to the assignment of certain intellectual property rights to the Company.

4.3      At Completion, there shall be delivered or made available to the Buyer:

         (a) the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) of each Group Company;

         (b) the minute books of each Group Company duly made up to Completion;

         (c) the register of members and other statutory registers of each Group Company duly made up to Completion;

         (d)   any common seal of each Group Company;

         (e)   all unissued share certificates of each Group Company;

         (f)   the title deeds relating to the Property;

         (g) all books of accounts and documents of record and all other documents in the possession, custody or control of the Company in connection with each Group Company all complete and up to date;

         (h) bank statements in respect of each bank account of each Group Company as at a date not more than 2 Business Days prior to Completion together with bank reconciliation statements in respect of each such account made up to Completion;

         (i)   new bank mandates to be given by each Group Company; and

         (j) all the current cheque books, paying in books and unused cheques of each Group Company.

4.4 At Completion, the Sellers shall and shall procure that their respective Associates shall pay all monies (if any) then owing by them to each Group Company, whether due for payment or not.

4.5 At Completion, the Sellers shall procure that each of the Service Agreements and the Escrow Agreement is duly executed by each of them.

4.6 At Completion, a Board Meeting of each Group Company shall be duly convened and held at which, with effect from Completion:

         (a) the transfers referred to in clauses 4.2(a) shall (subject to stamping) be approved and registered;

         (b) such persons as the Buyer may nominate shall be appointed as additional directors;

         (c) all authorities to the bankers of each Group Company relating to bank accounts shall be revoked and new authorities to such persons as the Buyer may nominate shall be given to operate the same;

         (d)   the Service Agreements shall be approved and entered into;

         (e) the registered office of each Group Company shall be changed to such address as the Buyer shall specify; and

         (f) the accounting reference date of each Group Company shall be changed to such date as the Buyer shall specify.

4.7      Upon completion of all of the matters specified in clauses 4.2 to 4.6:

         (a) in satisfaction of its obligations under clause 3.1, the Buyer shall:

               (i) pay the sum of $4,000,000 by telegraphic transfer to the Sellers' Solicitors plus the amount in pounds sterling of the Sellers' Solicitors costs and disbursements (up to a maximum of (pound)65,000 excluding VAT) relating to the entry into and completion of this agreement and the documents referred to in it provided such costs are the subject of a valid invoice issued to the Sellers (payable by the Buyer) accompanied by a detailed break down of the time spent and the work undertaken;

               (ii) deposit the Escrow Shares into escrow pursuant to the terms of the Escrow Agreement;

               (iii) issue and deliver the Escrow Agreement duly executed by the
                     Buyer;

               (iv) issue to the American Stock Transfer Company, the Buyer's transfer agent, instructions to issue the Buyer Common Stock in the terms detailed in clause 3.1(a) above and deliver to the Sellers faxed copies of the definitive share certificates for such stock in the names of the Sellers in accordance with the amounts specified in column (4) of Part 1 of Schedule 1;

               (v) deliver to the Sellers the Tax Deed duly executed by the Buyer; and

               (vi)  deliver to the Sellers a legal opinion in agreed form.

4.8 The Buyer may in its absolute discretion waive any requirement contained in clauses 4.2 to 4.6 (inclusive) but shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with such clauses and this agreement.

4.9 If any of the provisions of clauses 4.2 to 4.6 (inclusive) is not complied with in all material respects by the Sellers on the date of Completion, then the Buyer shall be entitled in its absolute discretion:

         (a) to rescind this agreement forthwith by notice in writing to the Sellers; or

         (b) to effect Completion so far as is practicable having regard to the defaults which have occurred; or

         (c) to specify a new date for Completion (being a Business Day not more than 20 Business Days after the agreed date for Completion pursuant to clause 4.1, in which event the provisions of this clause 4 (except for this clause (c)) shall apply to Completion as so deferred.

4.10

         (a) Forthwith upon completion the Buyer shall enter the names of the Sellers as the owners of record in the stock transfer record of the Buyer in respect of the Consideration Shares (other than the Escrow Shares) and the name of the Escrow Agent (as defined in the Escrow Agreement) in respect of the Escrow Shares; and

         (b) As soon as is reasonably practicable following Completion and in any event within 10 Business Days thereof the Buyer shall deliver original share certificates in respect of the shares referred to in clause 4.10(a)to the respective Sellers.

5        WARRANTIES

5.1 Each of the Sellers jointly and severally warrants, represents and covenants to the Buyer in the terms set out in Part 1 of Schedule 2, subject only to any matter disclosed in the Disclosure Letter.

5.2 The Sellers acknowledge that the Buyer has entered into this agreement in reliance upon the Warranties.

5.3 Each Warranty made or given in respect of the "COMPANY" shall be deemed to be a Warranty of the Sellers made or given in respect of each member of the Group and (unless the context or subject matter otherwise requires) the expression the "COMPANY" in Schedule 2 shall be construed accordingly.

5.4 Each of the Warranties shall be construed as a separate and independent Warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this agreement. The Warranties shall not in any respect be extinguished or affected by Completion.

5.5 The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Shares, by any investigation made by or on behalf of the Buyer into the affairs of the Group , by its rescinding or failure to rescind this agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

5.6 Each of the Sellers agrees with the Buyer (for itself and as trustee for each Group Company and their respective directors, officers and employees) to waive any claim or remedy or right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or a director, officer or employee of any Group Company for the purpose of assisting the Sellers in giving any warranty, representation, undertaking or covenant, in preparing the Disclosure Letter and in entering into this agreement, the Tax Deed or any agreement or document entered into pursuant to this agreement.

5.7 Any of the Warranties which is qualified by the expression "SO FAR AS THE SELLERS ARE AWARE" or "TO THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF THE SELLERS" or words to such effect, shall mean that each of the Sellers has made due and careful enquiries into the subject matter of any such Warranty (including, without limitation, enquiries where applicable of the directors, officers, employees, agents and advisers of each Group Company).

5.8 Without limiting the right of the Buyer to claim damages for breach of any of the Warranties on any basis, if there is a breach of any of the Warranties then the Sellers shall pay the Buyer on demand by way of indemnity a sum equal to the amount necessary to put the Company into the position which would have existed had there been no breach of such Warranty. In particular, but without prejudice to the generality of this clause, where the breach of such Warranty or the effect of such breach is that

         (a) the value of any asset of the Company (including any asset which has been warranted to exist but which does not in fact exist) is or becomes less than its value would have been had such breach not occurred; or

         (b) the Company is subject to or incurs a liability or an increase in a liability to which it would not have been subject or which it would not have incurred had there been no such breach; or

         (c) the revenues of any Group Company are less than would be the case if such breach had not occurred then the Sellers shall pay the full amount of such deficiency or diminution in the value of the asset or, as the case may be, of such liability or increased liability or the amount of such revenue shortfall.

5.9 Where any of the Warranties has been breached or shall be untrue or misleading the Sellers undertake to indemnify the Buyer against all costs (including legal costs on an indemnity basis as defined in Order 62 of the Rules of the Supreme Court), expenses or other liabilities which the Buyer may reasonably incur either before or after the commencement of any action in connection with:

         (a) the settlement of any claim that any of the Warranties are untrue or misleading or have been breached or;

         (b)   or the enforcement of any such settlement or judgment.

5.10 For the avoidance of doubt, amounts payable in respect of clause 5.11 will be calculated without reference to the rules of general law relating to claims for damages for breach of warranties.

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

5.11 The Buyer warrants, represents and covenants to the Seller in the terms set out in Part 2 of Schedule 2.

5.12 Part 3 of Schedule shall have effect in relation to the Warranties and claims thereunder.

6        REGISTRATION RIGHTS AND LOCK UP

6.1 Prior to January 31, 2002, the Buyer shall file with the SEC, within 45 days following the request therefor by the holders of a majority of the Consideration Shares issued to the Sellers as of the date of such request, a registration statement (a "Stockholder Registration Statement") on Form S-3 covering the resale to the public by the Sellers of the first fifty percent (50%) of the Consideration Shares (collectively, the "First Registrable Shares"). The Buyer shall use commercially reasonable efforts to cause such Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the request of the Sellers made pursuant to the preceding sentence shall not be made earlier than 45 days prior to September 4, 2001 and such Stockholder Registration Statement shall not be declared effective prior to September 4, 2001. The Buyer shall cause such Stockholder Registration Statement to remain effective for one year or such earlier time as all of the First Registrable Shares covered by such Stockholder Registration Statement either have been sold pursuant thereto or could be re-offered or otherwise disposed of under Rule 144 of the Securities Act. The Buyer shall not be required to effect more than one registration pursuant to this clause 6.1.

6.2 Prior to May 1, 2002, the Buyer shall file with the SEC, within 45 days following the request therefor by the holders of a majority of the Consideration Shares and Earn Out Consideration Shares issued to the Sellers as of the date of such request less all Consideration Shares registered pursuant to clause 6.1, a Stockholder Registration Statement on Form S-3 covering the resale to the public by the Sellers of the last fifty percent (50%) of the Consideration Shares and the first fifty percent (50%) of the Earn Out Consideration Shares (collectively, the "Second Registrable Shares"). The Buyer shall use commercially reasonable efforts to cause such Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the request of the Sellers made pursuant to the preceding sentence shall not be made earlier than 45 days prior to January 31, 2002 and such Stockholder Registration Statement shall not be declared effective prior to January 31, 2002. The Buyer shall cause such Stockholder Registration Statement to remain effective for one year or such earlier time as all of the Second Registrable Shares covered by such Stockholder Registration Statement either have been sold pursuant thereto or could be re-offered or otherwise disposed of under Rule 144 of the Securities Act. The Buyer shall not be required to effect more than one registration pursuant to this clause 6.2.

6.3 Notwithstanding the above, the Buyer may, by written notice to the Sellers, (i) delay the filing or effectiveness of a Stockholder Registration Statement or (ii) suspend a Stockholder Registration Statement after effectiveness and require that the Sellers immediately cease sales of shares pursuant to such Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a Stockholder Registration Statement, or a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the United States Securities Act of 1933 (the "Securities Act") in connection with such Stockholder

         Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

6.4 If the Buyer delays or suspends a Stockholder Registration Statement or requires the Sellers to cease sales of shares pursuant to clause 6.3 above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Stockholder Registration Statement and/or give written notice to all the Sellers authorizing them to resume sales pursuant to such Stockholder Registration Statement. If as a result thereof the prospectus included in such Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to the Sellers given pursuant to this Clause 6.4, and the Sellers shall make no offers or sales of shares pursuant to such Stockholder Registration Statement other than by means of such revised prospectus. The Buyer may not postpone, suspend or delay its obligations under this clause 6 for more than 90 days in aggregate in any 12-month period.

6.5 Each Stockholder Registration Statement in connection with clauses 6.1 or 6.2 shall be in accordance with the following registration procedures:

         (a) In connection with the filing by the Buyer of a Stockholder Registration Statement the Buyer shall furnish to each Seller a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

         (b) The Buyer shall use commercially reasonable efforts to register or qualify the Consideration Shares and Earn Out Consideration Shares covered by a Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this clause (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

         (c) If the Buyer has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Sellers and, if requested by the Buyer, the Sellers shall immediately cease making offers or sales of shares under a Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under such Stockholder Registration Statement.

         (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Agreement, including without limitation all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (A) any brokerage fees, selling commissions or underwriting discounts incurred by the Sellers in connection with sales under a Stockholder Registration Statement and (B) the fees and expenses of any counsel retained by the Sellers.

6.6 Buyer shall not be required to include any Consideration Shares or Earn Out Consideration Shares in a Stockholder Registration Statement, unless:

         (a) the Seller owning such shares furnishes to the Buyer in writing such information regarding such Seller and the proposed sale of such shares by such Seller as the

               Buyer may reasonably request in writing in connection with such Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

         (b) such Seller shall have provided to the Buyer its written agreement satisfactory in form and substance to the Buyer:

               (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in such Stockholder Registration Statement made solely in reliance upon, or in conformity with, a written statement by such Seller furnished pursuant to this clause 6.6; and

               (ii) to report to the Buyer sales made pursuant to such Stockholder Registration Statement.

6.7 The Buyer agrees to indemnify and hold harmless each Seller whose shares are included in a Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities (including reasonable attorney fees) to which such Seller may become subject by reason of any untrue statement of a material fact contained in such Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer in writing by or on behalf of a Seller specifically for inclusion in such Stockholder Registration Statement. The Buyer shall have the right to assume the defence and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this clause 6.7.

6.8 Sellers may not sell, pledge, dispose of or otherwise transfer any of the Consideration Shares or Earn Out Consideration Shares (or any Buyer Common Stock received on account thereof pursuant to any stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Buyer Common Stock other than a normal cash dividend) that have not been registered pursuant to clause 6; provided however, the Sellers may engage in hedging transactions with regard to such Buyer Common Stock if such transactions are executed in compliance with the Securities Act.

6.9 Notwithstanding anything herein to the contrary, the rights of the Sellers pursuant to clause 6 are subject and subordinate to the registration rights of any other stockholders of the Buyer pursuant to any agreement in effect on the date hereof, and (ii) shall not apply to any of the Consideration Shares and Earn Out Consideration Shares that could be reoffered or otherwise disposed of under Section 144 or the Securities Act; provided however, if as a result of the foregoing the holders of Consideration Shares or Earn Out Consideration Shares are not permitted to register the number of Consideration Shares or Earn Out Consideration Shares that such holders have requested to be registered pursuant to either of clauses 6.1 and 6.2 above (the "Excluded Shares"), then such holders collectively shall be entitled to one additional demand registration right under clause 9.1 or 9.2, as the case may be, or at the discretion of Buyer, to have the Excluded Shares included in another registration being effected by the Buyer.

6.10 Each of the Sellers certifies that such Seller is not a natural person resident of the United States, partnership or corporation organized in the United States, or trust of which the trustee is a natural person resident of the United States (each of the foregoing, a "U.S. Person"), and certifies further that such Seller is not acquiring Buyer Common Stock for the account or benefit of any U.S. Person or is a U.S. Person who acquired Buyer Common Stock in a transaction that did not require registration under the Securities Act;

6.11 Each of the Sellers agrees to resell such Buyer Common Stock only in accordance with the provisions of Regulation S (including without limitation restrictions under Regulation S on resale of such Buyer Common Stock to U.S. person or for the account or benefit of a U.S. person for a one-year period) promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such Buyer Common Stock unless in compliance with the Securities Act.

6.12 Each of the Sellers acknowledges that certificates evidencing such Buyer Common Stock acquired by such Seller shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of said Regulation S as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND NONE OF SUCH SECURITIES, NOR ANY INTEREST THEREIN, MAY BE SOLD, TRANSFERRED, ASSIGNED, MADE THE SUBJECT OF ANY SECURITY INTEREST, OR OTHERWISE DISPOSED OF, UNLESS THE COMPANY SHALL FIRST HAVE RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH SECURITIES OR INTEREST THEREIN, AND THE PROPOSED DISPOSITION THEREOF, ARE THE SUBJECT OF A CURRENTLY EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAW, OR THAT SUCH DISPOSITION IS EITHER (1) IN ACCORDANCE WITH REGULATIONS UNDER SUCH ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND LAW. FURTHERMORE, HEDGING TRANSACTIONS INVOLVING THOSE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHARE PURCHASE AGREEMENT DATED AS OF ____________ __, 2001, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

6.13 The Buyer shall refuse to register any transfer of Buyer Common Stock not made in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

6.14 The preceding provisions of clause 6 relate to registration of Consideration Shares and Earn Out Consideration Shares under the federal securities laws of the United States of America. Any references to various registration statement forms, and the interpretation of clause 6 as a whole, shall take into account the context of such securities laws and shall be construed so as to best comply with such securities laws.

7        RESTRICTIVE COVENANTS

7.1 Each Seller covenants with the Buyer (for itself and as trustee for each member of the Buyer's Group) that, without the prior written consent of the Buyer, no Seller nor any of his Associates will for a period of 3 years after the date of Completion:

         (a) either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly, carry on or be engaged, concerned or interested in the business of the design or supply of accounts receivable, collection and/or dispute management software in the United Kingdom or the United States of America in competition with the business of any Group Company as carried on at the date of Completion PROVIDED THAT:

               (i) nothing contained in this clause 7.1 shall preclude any of the Sellers from being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the London Stock Exchange or the Alternative Investment Market or any other recognised investment exchange; or

               (ii) in relation to Mr J Stanley, the period during which the restriction contained in this paragraph (a) shall apply shall be 12 months after the date of Completion.

         (b) solicit or entice away or seek to entice away any person who is, and was at the date of Completion, or had for a period of 6 months immediately prior thereto been employed by any Group Company in a management, sales, technology or marketing capacity; or

         (c) employ any person who is and was at the date of such, or had for a period of 6 months immediately prior thereto been employed by any Group Company in a management, sales, technology or marketing capacity; or

         (d) solicit or endeavour to solicit in competition with the business of any Group Company (as carried on at the date of Completion) the custom of, or orders from, any person, firm or company who has been a customer of any Group Company at any time during the period of 12 months immediately preceding the date of Completion; or

         (e) accept orders from any person, firm or company who has been a customer of any Group Company at any time during the period of 12 months immediately preceding the date of Completion; or

         (f) interfere with or seek to interfere with the continuance of supplies to any Group Company (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to any Group Company at any time during the period of 12 months immediately preceding the date of Completion.

7.2 Each Seller covenants with the Buyer, for itself and as trustee for each member of the Buyer's Group) that without the prior consent of the Buyer, no Seller nor any of his Associates will, for a period of 6 months after termination of his employment with the Buyer's Group solicit or entice away any person who is, and was at the date of Completion, or had for a period of 6 months immediately prior thereto been employed by any Group company in a management, sales, technology or marketing capacity.

7.3 The restrictions contained in this clause 7 are considered to be reasonable by the Sellers in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

7.4 Each Seller shall procure that each member of the Sellers Group and each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

7.5 Each Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause both on its own behalf and on behalf of each member of the Buyer's Group, the Company and the Subsidiary with the intention that the Buyer may claim against the Seller in question on behalf of any person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

7.6 The provisions of clauses 7.1(a) to 7.1(f) and 7.2 are separate and severable and shall be enforceable accordingly.

8        CONFIDENTIALITY AND USE OF NAMES

8.1 Each Seller shall not at any time before and after the date of Completion use or disclose or permit there to be disclosed any Confidential Business Information which it has or acquires PROVIDED THAT this clause shall not apply if and to the extent that:

         (a) such Confidential Business Information has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence by the Seller or any of their respective Associates); or

         (b) any disclosure of such Confidential Business Information has been authorised in writing by the Buyer; or

         (c) disclosure of the Confidential Business Information concerned is required by law or by any regulatory body or the London Stock Exchange or NASDAQ.

8.2 Each Seller shall not at any time after the date of Completion either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever use any of the Registered Intellectual Property Rights and the Intellectual Property Rights (in particular any name including the words "Sales2Cash", "Corporate Arms", "Legal Arms", "Enforcement Arms" or words similar to such name) or use in that connection anything which is intended, or is likely to be confused with, any of the Registered Intellectual Property Rights or the Intellectual Property Rights and, if required so to do by the Buyer will transfer to the Buyer or its nominee any such Intellectual Property Rights (including the aforementioned names) in which such Seller or any of its Associates may have any interest as soon as reasonably practicable after such request.

8.3 Each Seller shall procure that each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

9        OPTION POOL

         The Buyer agrees to make available the Option Pool to be available for issue to employees of the Company approved by the directors of the Company in accordance with the rules of an employee share incentive or option plan to be adopted, subject to approval of the directors of the Company as soon as reasonably practicable following Completion. The incentive or option plan shall have the features specified in Schedule 6.

10       FURTHER ASSURANCE

10.1 At any time after Completion, the Sellers shall (and shall use their reasonable endeavours to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things as the Buyer may reasonably require for effectively vesting the Shares in the Buyer and otherwise giving the Buyer the full benefit of all the provisions of this agreement.

10.2 Each of the Sellers shall following Completion provide all such information relating to each Group Company, its business and affairs within their respective custody, possession or control as the Buyer shall reasonably request.

11       ANNOUNCEMENTS

         No public announcement shall be made in connection with this agreement without the prior written consent of each of the parties hereto PROVIDED THAT the provisions of this clause 11 shall not apply to any public announcement, communication or circular required by law or the UKLA or the London Stock Exchange or NASDAQ or any other recognised stock exchange or any regulatory body.

12       COSTS

         Except where this agreement provides otherwise, each party shall pay its own costs and the costs of its advisers relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement (including the due diligence exercise conducted prior to Completion). No such costs incurred by or on behalf of the Sellers shall be charged to any Group Company.

13       VARIATIONS

         A variation of this agreement, the Tax Deed or any agreement or document entered into pursuant to this agreement is valid only if it is in writing and signed by or on behalf of each party.

14       TIME OF THE ESSENCE

         Time shall be of the essence of this agreement, the Tax Deed and any agreement or document entered into pursuant to this agreement, both as regards the dates and periods set out and as regards any dates and periods which may be substituted for them in accordance with this agreement, the Tax Deed or any agreement or document entered into pursuant to this agreement or by agreement in writing between the parties.

15       REMEDIES

15.1 The failure to exercise or delay in exercising a right, power or remedy provided by this agreement or by law does not constitute a waiver of any such right, power or remedy or a waiver of other rights, powers or remedies. No single or partial exercise of a right, power or remedy provided by this agreement or by law prevents further exercise of any such right, power or remedy or the exercise of any other right, power or remedy.

15.2 The rights, powers and remedies of any party hereunder are cumulative and not exclusive of any right, power or remedy provided by law.

15.3 Any rights of rescission or termination conferred upon the Buyer by this agreement shall be in addition to and without prejudice to all other rights and remedies available to the Buyer and no exercise or failure to exercise, or delay in exercising, such rights of rescission or termination shall constitute a waiver by the Buyer of any other rights or remedies.

15.4 The provisions of this agreement insofar as the same shall not have been performed at Completion shall remain in full force and effect notwithstanding Completion.

15.5 Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever to which the Buyer may agree or effect in relation to any one of the Sellers in connection with this agreement or the Tax Deed or any agreement or document entered into pursuant to this agreement, and in particular, but without limitation, in connection with any of the Warranties, shall not affect the rights and remedies of the Buyer as regards any other of the Sellers.

16       ASSIGNMENT

16.1 To the extent referred to in clause 16.2 this agreement, the Tax Deed and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

16.2 The benefit of this agreement, the Tax Deed or any agreement or document entered into pursuant to this agreement may not be assigned other than by the Buyer to any member of the Buyer's Group PROVIDED THAT if any such assignee ceases for any reason to be a member of the Buyer's Group, such assignee shall be deemed to have assigned all such benefits back to the Buyer immediately prior to its ceasing to be a member of the Buyer's Group.

17       SEVERANCE

         If any term or provision in this agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this agreement but the enforceability of the remainder of this agreement shall not be affected.

18       ENTIRE AGREEMENT

         This agreement, the Tax Deed and any agreement or document entered into pursuant to this agreement contain the entire agreement between the parties relating to the sale and purchase of the whole of the issued share capital of the Company and the Buyer acknowledges that save for the matters expressly contained in this agreement the Buyer has not entered into this agreement in reliance on any representation warranty or agreement of the Sellers.

19       INTEREST

         If the Sellers or the Buyer shall default in the payment when due of any sum payable under this agreement, the Tax Deed or any agreement or document entered into pursuant to this agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the paying party shall be increased to include interest on such sum from the date when such payment is due up to and including the date of actual payment (as well after as before judgement) at a rate per annum of 2% above the base rate from time to time of Lloyds TSB Bank plc. Such interest shall accrue from day to day.

20       COMPETITION

         If the Buyer in its absolute discretion considers it desirable or necessary for any reason whatsoever (and no admission is made by the Buyer in this respect) to notify this agreement to the European Commission (under Regulation 17/62/EEC) and/or to the Office of Fair Trading (under the Competition Act 1998) for clearance and/or exemption, the Sellers shall co-operate in such notification. Without limitation to the foregoing, the Sellers shall provide the Buyer with all information required by the European Commission and/or the Office of Fair Trading for the purposes of such notification.

21       NOTICES

21.1 A notice or other communication under or in connection with this agreement shall be in writing and shall be delivered by hand or sent by first class post pre-paid recorded delivery (or by air mail if sent to an address outside the United Kingdom) or by facsimile to the party due to receive the notice or communication, at its address set out in this agreement or at such other address specified by that party by written notice to the others. A copy of such notice from the Sellers pursuant to this clause 21.1 shall be sent at the same time to both the Buyer's Solicitors and to Lucash Gesmer and Updegrove, LLP of 40 Broad Street Boston, MA 02109

21.2 In the absence of evidence of to the contrary, a notice or other communication is deemed given:

         (a) if delivered by hand, at the time of actual delivery to the address referred to in clause 21.1;

         (b) if sent by mail except air mail, 2 Business Days after posting it;

         (c)   if sent by air mail, 10 Business Days after posting it; and

         (d) if sent by facsimile, on production of a transmission report from the machine which sent the facsimile indicating that the facsimile was sent in its entirety to the facsimile number of the recipient.

22       COUNTERPARTS

         This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

23       THIRD PARTY RIGHTS

23.1 No person who is not a party to this agreement may enforce any term of this agreement. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement or to any agreement or document entered into pursuant to this agreement.

23.2 Subject to clause 23.3, no person who is not a party to this agreement may enforce any term of this agreement. Clauses 23.3 and 23.5 set out the sole basis on which the

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         Contracts (Rights of Third Parties) Act 1999 shall apply to this agreement and any agreement or document entered into pursuant to this agreement.

23.3 Where a term of this agreement is expressed to be for the benefit of, or confers or purports to confer a right on members of the Buyer's Group or a member of the Company Group, it shall be enforceable by each such person.

23.4 The provisions of clauses 5 and 8 shall be enforceable against the Sellers by any member of the Buyer's Group.

23.5 This agreement may be varied by agreement between the parties to this agreement and/or rescinded or terminated by the Buyer in accordance with the provisions of this agreement and the consent of any person who is not a party to this agreement shall not be required for any such variation, rescission or termination, as the case may be.

24       GOVERNING LAW

24.1 This agreement shall be governed by and construed in accordance with English law.

24.2 The courts of England shall have non exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement, the Tax Deed or any agreement or document entered into pursuant to this agreement and, for these purposes, each party irrevocably submits to the non-exclusive jurisdiction of the courts of England.

 IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties on the date stated above.

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SIGNED by MICHAEL            )
HARVEY WILLSTROP in          )   /s/ Michael Harvey Willstrop
the presence of:             )

/s/ Parul Patel



SIGNED by SATISH R           )
GANATRA in the               )   /s/ Satish R. Ganatra via his attorney
presence of:                 )

/s/ Parul Patel



SIGNED by JAMES              )
ANTHONY STANLEY in the       )   /s/ James Anthony Stanley
presence of:                 )

/s/ Parul Patel



SIGNED by LEIGH
POWELL for and on behalf of      /s/ A. Leigh Powell
I-MANY INC in the presence of:







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


AGREED FORM DOCUMENTS

1.       Tax Deed

2.       Disclosure Letter

3.       Service Agreements

4.       Secretary's resignation letters

5.       Auditors' resignation letter

6.       Power of Attorney in respect of the Shares

7.       Tina Appleby Waiver

8.       US and UK name transfers

9.       Legal Opinion




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